Exhibit 5.1

Registered Oculis Holding AG Bahnhofstrasse 20 6300 Zug June 5, 2025 Oculis Holding AG – Registration Statement on Form S-8

VISCHER Ltd

Basel

Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone +41 58 211 33 00

Fax +41 58 211 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 58 211 34 00

Fax +41 58 211 34 10

Civil Law Notaries in

Basel-City and Baselland

Dear Sir or Madam,

We have acted as special Swiss counsel to Oculis Holding AG (the ”Company”), a company incorporated under the laws of the Switzerland with a share capital of CHF 545,336.74 and 54,533,674 outstanding registered share with a par value of CHF 0.01 each (the “Registered Shares”), in connection with the Company’s registration statement on Form S-8 as filed with the U.S. Securities and Exchange Commission (the “Commission”), as amended or supplemented (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “SEC”) with respect to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) relating to (i) the registration of up to 12,480,000 registered shares of the Company each with a par value of CHF 0.01 (the “Plan Shares”) that are issuable under the Company’s Stock Option and Incentive Plan Regulation dated January 2023 (the “2023 Stock Option Plan”).

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

I.    BASIS OF OPINION

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by Swiss courts. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) any other matter.

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For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of

a)   an electronic copy of the Registration Statement;

b)   an electronic copy of the 2023 Stock Option Plan enacted by the Company’s board of directors on March 2, 2023;

c)   an electronic copy of the minutes of the Company’s board of directors dated March 2, 2023 approving the 2023 Stock Option Plan (“Board Resolution”);

d)   an electronic copy of the minutes of the shareholder resolutions passed at the Company’s ordinary general meeting held on June 4, 2025, inter alia, and resolving on introduction of a conditional share capital in the amount of CHF 124,800 for employee benefit plans allowing for the issuance of a maximum of 12,480,000 Plan Shares (the conditional share capital the “Conditional Share Capital”, the shareholder resolutions the “Shareholder Resolution”);

e)   an uncertified electronic copy of an extract from the Commercial Register of the Canton of Zug (the “Commercial Register”) dated June 5, 2025 regarding the Company, retrieved online, together with an electronic copy of certified extracts from the Commercial Register dated April 23, 2025 relating to the Company (collectively, the “Register Extracts”);

f)    the articles of association (Statuten) of the Company dated June 4, 2025, shown on the Register Extracts as being the most recent articles of association filed with the Commercial Register (the “Articles of Association”);

g)   the draft articles of association (Statuten) of the Company to be filed with the Commercial Register (the “Revised Articles of Association”).

The documents referred to above in the preceding paragraph are referred to together as the ”Documents”.

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

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II.   ASSUMPTIONS

In rendering the opinion below, we have assumed:

a)   all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

b)   all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

c)   each party to the Documents (other than the Company) is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and/or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of the Plan Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of the Plan Shares, will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of the Plan Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their assets or revenues;

d)   to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

e)   in relation to the Company, there have been no changes of the Articles of Association, the Revised Articles of Association or their respective registration in the Commercial Register or compared to the Articles of Association or the Revised Articles of Association in the form examined by us;

f)    the Registration Statement has been filed by the Company;

g)   the Revised Articles of Association will be duly filed with and registered by the Commercial Register;

h)   the Shareholder Resolution and the Board Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been amended and (iii) are in full force and effect;

i)    the 2023 Plan has not been rescinded or amended and is in full force and effect;

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j)    prior to the issuance of any Plan Shares, the board of directors of the Company will have duly authorized the issuance of any options on Plan Shares and, if necessary, will have validly excluded the pre-emptive rights of the existing shareholders for purposes of offering the Plan Shares under the 2023 Stock Option Plan as contemplated in the Registration Statement, and such authorization and exclusion will not have been amended and will be in full force and effect until the issuance of all Plan Shares;

k)   if applicable, the exercise notice with respect to Plan Shares issued out of the Conditional Share Capital and the will be duly delivered in accordance with Swiss law and the 2023 Stock Option Plan;

l)    to the extent the Company issues Plan Shares out of the Conditional Share Capital against cash, the performance of the contribution in money shall be made in accordance with the provisions of the 2023 Stock Option Plan and at a banking institution subject to the Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended;

m)   the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (Einlagenrückgewähr) and has not undertaken and will not undertake an acquisition in kind (Sacheinlage) without complying with the formal procedure set forth in articles 634 seq. of the Swiss Code of Obligations;

n)   upon the issuance of Plan Shares out of the conditional share capital of the Company, the Company will register the Plan Shares in the Company’s uncertificated securities book (Wertrechteregister);

o)   all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles of Association, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied; and

p)   there are no provisions of the laws of any jurisdiction outside Switzerland which would have any implication for the opinion we express and that, insofar as the laws of any jurisdiction outside Switzerland may be relevant, such laws have been or will be complied with.

III. OPINION

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)   The Company is duly incorporated and organized as a stock corporation (Aktiengesellschaft) and is validly existing under the laws of Switzerland.

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b)   Upon registration of the Revised Articles of Association, the Company’s share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 545,336.74, divided into 54,533,674 Registered Shares. Such Registered Shares have been validly issued, fully paid as to their nominal value and are non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Registered Shares).

c)   The Plan Shares that may be issued from the Conditional Share Capital, if and when such Plan Shares are issued pursuant to the Articles of Association, the Revised Articles of Association, the 2023 Stock Option Plan and registered with the Commercial Register of the Canton of Zug, and after the nominal amount for such Plan Shares has been paid-in in cash or by way of set-off, and entered into the Company’s book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable (which term means when used herein that no further contributions are required to be made by the holders of the Plan Shares).

IV.  QUALIFICATIONS

This opinion is subject to the following qualifications:

a)   This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)   The exercise of voting rights and rights related thereto with respect to any Plan Shares and any Plan Shares is only permissible after registration in the Company’s book of uncertificated securities as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Revised Articles of Association.

c)   The issuance of any Plan Shares out of conditional share capital requires sufficient conditional share capital. We express no opinion as to the future availability of conditional share capital.

d)   We express no opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company, the Shares and the Plan Shares.

e)   Notwithstanding or irrespective of the issuance of the Plan Shares and the registration of the Conditional Share Capital reserved for the Plan Shares with the Commercial Register, the underlying shareholder resolutions may still be challenged by a dissenting shareholder of the Company or others in court or otherwise. However, we believe that a challenge of the Shareholder Resolution by a dissenting shareholder of the Company after registration of the Shares with the Commercial Register, even if successful, would not in itself void such Plan Shares.

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f)    The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. In particular, we express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express in this opinion no opinion as to tax law.

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

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Very truly yours,

VISCHER AG

/s/ Dr. Matthias Staehelin
Dr. Matthias Staehelin